DEBT STRATEGIES FUND, INC.

FILE # 811-8603

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
9/17/2004	Vanguard Health Holdings 9% 10/1/14	$575,000,000	$2,325,000	Citigroup Banc of America Bear Stearns & Co. J.P. Morgan Merrill Lynch ABN AMRO Wachovia Capital Markets
10/29/2004	Advertising Directory Solutions 9.25% 11/15/12	$170,000,000	$400,000	JPMorgan Banc of America Deutsche Bank Merrill Lynch & Co.
12/15/2004	Goodman Global Holding Co. 5.76% 6/15/12	$250,000,000	$1,025,000	UBS Warburg JP Morgan Credit Suisse First Boston Deutsche Bank Merrill Lynch & Co.
12/15/2004	Goodman Global Holding Co. 7.88% 12/15/12	$400,000,000	$3,850,000	UBS Warburg JP Morgan Credit Suisse First Boston Deutsche Bank Merrill Lynch & Co.
1/24/2005	Intelsat Bermuda 7.79% 1/15/12	$1,000,000,000	$3,825,000	Deutsche Bank Credit Suisse First Boston Lehman Bank of America Bear Stearns BNP Paribas Merrill Lynch & Co. CIBC World Markets RBS Greenwich RBC Capital Markets SG Corporate & Investment
1/24/2005	Intelsat Bermuda 8.25% 1/15/13	$875,000,000	$3,375,000	Deutsche Bank Credit Suisse First Boston Lehman Bank of America Bear Stearns BNP Paribas Merrill Lynch & Co. CIBC World Markets RBS Greenwich RBC Capital Markets SG Corporate & Investment
1/24/2005	Intelsat Bermuda 8.63% 1/15/15	$675,000,000	$4,800,000	Deutsche Bank Credit Suisse First Boston Lehman Bank of America Bear Stearns BNP Paribas Merrill Lynch & Co. CIBC World Markets RBS Greenwich RBC Capital Markets SG Corporate & Investment
2/24/2005	Penn National Gaming 6.75% 3/1/15	$250,000,000	$1,725,000	Deutsche Bank Bear Stearns Calyon Securities USA Goldman Sachs Lehman Borthers Merrill Lynch & Co. SG Corporate & Investment Wells Fargo